EXHIBIT 99.1

NGL Energy Partners LP Announces Fourth Quarter and Fiscal 2018 Financial Results and Initiates Fiscal 2019 Guidance

TULSA, Okla.--(BUSINESS WIRE)--May 30, 2018-- NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported net income for the quarter ended March 31, 2018 of $110.9 million, including an $89.3 million gain on the sale of a portion of our Retail Propane segment, compared to net income for the quarter ended March 31, 2017 of $26.5 million. The Partnership reported a net loss for Fiscal 2018 of $69.6 million. NGL also announced earlier today that it has signed a definitive agreement to sell its remaining Retail Propane business to Superior Plus Corp. (“Superior”) (TSX:SPB) for $900 million, which is subject to certain regulatory and other customary closing conditions and is expected to be completed within 60 days.

Highlights for the quarter and fiscal year ended March 31, 2018 include:

•
Completion of the sale of a portion of the Partnership’s Retail Propane segment for $200 million, the sale of its 50% interest in Glass Mountain Pipeline, LLC for $300 million and the sale of a portion of its interest in Sawtooth for $37.6 million, all proceeds from which were used to reduce outstanding debt by fiscal year end.

•	Adjusted EBITDA for the fourth quarter of Fiscal 2018 was $155.9 million, compared to $121.2 million for the fourth quarter of Fiscal 2017; Fiscal Year 2018 Adjusted EBITDA totaled $408.3 million

•	Distributable Cash Flow for the fourth quarter of Fiscal 2018 was $98.6 million and totaled $180.0 million for the year

•
Growth capital expenditures, including acquisitions and other investments, totaled approximately $51.4 million during the fourth quarter and approximately $211.9 million for Fiscal 2018, of which approximately $105 million related to investments in our Water Solutions segment, approximately $55 million related to our Crude Oil Logistics segment and $50 million related to Retail Propane

Additionally, the Partnership is initiating its Fiscal 2019 Adjusted EBITDA guidance with a target of $450 million, which assumes:

•
$200-$225 million of Adjusted EBITDA from the Water Solutions segment which the Partnership believes could increase by up to 20% annually for the next three years at current crude oil prices, rig counts, expected volumes and market share in its core basins

•
$145-$155 million of Adjusted EBITDA from the Crude Oil Logistics segment due to increased volumes and margins under minimum volume commitments on Grand Mesa, as well as generally increasing margins across all basins in which we operate

•	No significant changes to the Liquids and Refined Products segments from Fiscal 2018 actual results

“The Partnership has made progress through this year as Crude Oil Logistics and Water Solutions have grown significantly and continue to be supported by increased rig count, higher crude prices and volume growth. Grand Mesa continues to exceed expectations by generating approximately $45 million in gross Adjusted EBITDA for the quarter. Our Water Solutions segment was operating at an annualized Adjusted EBITDA run-rate of approximately $150 million in March and volumes and earnings continue to grow into Fiscal 2019 with an estimated run-rate Adjusted EBITDA in April of approximately $165 million,” stated Mike Krimbill, CEO of NGL Energy Partners LP. “Our Refined Products business has stabilized with better rack margins and manageable line space values. Earlier today, we announced the sale of our remaining Retail Propane business. Retail Propane has been a stable asset for NGL and has grown through bolt-on acquisitions over time. We are making a strategic shift in our business portfolio and the $900 million of proceeds from the sale of this business allow for significant deleveraging of our balance sheet and positions us to focus on, and reinvest in, Crude Oil Logistics and Water Solutions, our two largest growth and highest performing platforms.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	March 31, 2018		March 31, 2017
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$11,072	$31,904	$11,352	$29,558
Refined Products and Renewables	25,993	25,644	53,181	12,206
Liquids	11,476	14,957	10,160	16,189
Retail Propane	146,672	64,513	38,702	48,869
Water Solutions	(14,156)	31,766	(18,549)	18,212
Corporate and Other	(23,562)	(12,863)	(20,392)	(3,871)
Total	$157,495	$155,921	$74,454	$121,163
The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.
Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $31.9 million during the quarter ended March 31, 2018, compared to Adjusted EBITDA of $29.6 million during the quarter ended March 31, 2017. Results for the fourth quarter of Fiscal 2018 improved compared to the same quarter in Fiscal 2017 primarily due to increased volumes on Grand Mesa Pipeline, which was partially offset by the sale of our 50% interest in Glass Mountain Pipeline, LLC in December 2017.

The Partnership’s Grand Mesa Pipeline contributed Adjusted EBITDA of approximately $45.5 million during the fourth quarter of Fiscal 2018, an increase of $18.9 million when compared to Adjusted EBITDA of approximately $26.6 million during the same quarter of last year, due to increased volumes related to production growth in the DJ Basin. Physical volumes averaged approximately 103,000 barrels per day and financial volumes averaged approximately 109,000 barrels per day during the quarter ended March 31, 2018.

The remaining divisions of our Crude Oil Logistics segment continued to be impacted by competition and low margins in the majority of the basins across the United States. The Partnership continues to market crude volumes in these basins to support its various pipeline, terminal and transportation assets, at near break-even levels. Additionally, the Crude Oil Logistics segment bears the cost of certain minimum volume commitments on third-party crude oil pipelines in various basins which are currently not profitable.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $25.6 million during the quarter ended March 31, 2018, compared to Adjusted EBITDA of $12.2 million during the quarter ended March 31, 2017. The results for the quarter ended March 31, 2018 were positively impacted by an increase in inventory valuation as a result of the seasonal motor fuel blend and strong margins at the rack, as well as our ability to reduce our exposure to negative line space values.
Refined product barrels sold during the quarter ended March 31, 2018 totaled approximately 42.8 million barrels, an increase of approximately 5.6 million barrels compared to the same period in the prior year due to an increase in bulk trading volumes. Renewable barrels sold during the quarter ended March 31, 2018 totaled approximately 1.0 million, a decrease of approximately 0.9 million barrels compared to the same period in the prior year.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $15.0 million during the quarter ended March 31, 2018, compared to Adjusted EBITDA of $16.2 million during the quarter ended March 31, 2017. Total product margin per gallon was $0.031 for the quarter ended March 31, 2018, compared to $0.033 for the quarter ended March 31, 2017. Propane margins were impacted by increased fixed-price contract deliveries against rising inventory values, while butane margins were impacted by higher commodity costs and storage costs due to the oversupplied markets. Additionally, our Liquids segment continues to be impacted by unrecovered railcar fleet costs and excess storage capacity.

Propane volumes increased by approximately 25.9 million gallons, or 5.7%, during the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017. Butane volumes increased by approximately 27.6 million gallons, or 25.4%, during the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017. Other Liquids volumes increased by 16.7 million gallons, or 19.3%, during the quarter ended March 31, 2018 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to a new long-term marketing agreement as well higher demand for propane due to colder winter weather.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $64.5 million during the quarter ended March 31, 2018, compared to Adjusted EBITDA of $48.9 million during the quarter ended March 31, 2017. Propane sold during the quarter ended March 31, 2018 increased by approximately 15.0 million gallons, or 20.9%, compared to the quarter ended March 31, 2017, primarily due to higher demand for propane related to colder winter weather and acquisitions made during the current year and previous year. Distillates sold during the quarter ended March 31, 2018 increased by approximately 0.9 million gallons compared to the quarter ended March 31, 2017. Total product margin per gallon was $1.012 for the quarter ended March 31, 2018, compared to $0.957 for the quarter ended March 31, 2017.
Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $31.8 million during the quarter ended March 31, 2018, compared to Adjusted EBITDA of $18.2 million during the quarter ended March 31, 2017. The Partnership processed approximately 761,000 barrels of wastewater per day during the quarter ended March 31, 2018, a 42% increase, compared to approximately 536,000 barrels of wastewater per day during the quarter ended March 31, 2017. Processed water volumes have increased throughout the year as the segment continued to benefit from the increased rig counts in the basins in which it operates, particularly in the Permian Basin. Additional water pipelines brought online in previous quarters also contributed to increased revenues. Revenues from recovered hydrocarbons totaled $21.5 million for the quarter ended March 31, 2018, an increase of $9.7 million over the prior year period, related to an increase in the volume of water processed, an increase of oil percentage in water processed and increased crude oil prices.
Corporate and Other

Adjusted EBITDA for Corporate and Other was $(12.9) million during the quarter ended March 31, 2018, compared to $(3.9) million during the quarter ended March 31, 2017. The decrease was due primarily to increased legal fees of approximately $5.8 million related to certain litigation expenses, including settlement costs of $1.5 million, compared to $1.3 million in legal fees for the same quarter last year. Additionally, the Partnership recognized a one-time workmen’s compensation insurance audit expense of $3.5 million related to policy years 2013 through 2016, the majority of which related to years 2013 and 2014.

Capitalization and Liquidity

Total long-term debt outstanding, excluding working capital borrowings, was $1.713 billion at March 31, 2018 compared to $1.907 billion at December 31, 2017, a decrease of $194.3 million, primarily as a result of debt repayment using net proceeds from asset sales. Working capital borrowings totaled $969.5 million at March 31, 2018 compared to $1.015 billion at December 31, 2017, a decrease of $45.0 million driven primarily by decreases in inventory volumes during the quarter. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $646.0 million as of March 31, 2018.

Fiscal 2019 Guidance

For Fiscal 2019, the Partnership expects to generate Adjusted EBITDA in a range for each of its operating segments as follows:

	FY 2019 Adjusted EBITDA Ranges
	Low	High
	(in thousands)
Crude Oil Logistics	$145,000	$155,000
Refined Products and Renewables	55,000	80,000
Liquids	55,000	70,000
Water Solutions	200,000	225,000
Corporate and Other	(30,000)	(25,000)

Based on these ranges, management’s target for the Partnership is $450 million of Adjusted EBITDA for Fiscal 2019. The Partnership currently expects to invest approximately $250 million to $275 million on growth capital expenditures during Fiscal 2019, which includes certain acquisitions in the Water Solutions segment that will total approximately $140-150 million and are expected to close in the first quarter. All of these acquisitions are expected to be funded through proceeds from the recently announced Retail Propane sale, excess cash flow and use of the Partnership's revolving credit facility. The Partnership will continue to target compliance leverage below 3.25x and Distributable Cash Flow coverage is expected to be over 1.3x on a trailing twelve month basis.

Fourth Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 6:00 pm Eastern Time (5:00 pm Central Time) on Wednesday, May 30, 2018. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 3866869. An archived audio replay of the conference call will be available for 7 days beginning at 11:30 pm Eastern Time (10:30 pm Central Time) on May 30, 2018, which can be accessed by dialing (855) 859-2056 and providing access code 3866869.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense, revaluation of liabilities and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income, (loss) income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(in Thousands, except unit amounts)
(Unaudited)

	March 31,	March 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,207	$12,264
Accounts receivable-trade, net of allowance for doubtful accounts of $5,347 and $5,234, respectively	1,072,688	800,607
Accounts receivable-affiliates	4,772	6,711
Inventories	564,553	561,432
Prepaid expenses and other current assets	131,538	103,193
Total current assets	1,799,758	1,484,207
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $443,066 and $375,594, respectively	1,719,947	1,790,273
GOODWILL	1,312,558	1,451,716
INTANGIBLE ASSETS, net of accumulated amortization of $486,456 and $414,605, respectively	1,054,482	1,163,956
INVESTMENTS IN UNCONSOLIDATED ENTITIES	17,236	187,423
LOAN RECEIVABLE-AFFILIATE	1,200	3,200
OTHER NONCURRENT ASSETS	245,941	239,604
Total assets	$6,151,122	$6,320,379
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$860,629	$658,021
Accounts payable-affiliates	1,254	7,918
Accrued expenses and other payables	230,087	207,125
Advance payments received from customers	21,216	35,944
Current maturities of long-term debt	3,196	29,590
Total current liabilities	1,116,382	938,598
LONG-TERM DEBT, net of debt issuance costs of $20,645 and $33,458, respectively, and current maturities	2,682,628	2,963,483
OTHER NONCURRENT LIABILITIES	173,514	184,534
COMMITMENTS AND CONTINGENCIES

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	82,576	63,890
REDEEMABLE NONCONTROLLING INTEREST	9,927	3,072

EQUITY:
General partner, representing a 0.1% interest, 121,594 and 120,300 notional units, respectively	(50,819)	(50,529)
Limited partners, representing a 99.9% interest, 121,472,725 and 120,179,407 common units issued and outstanding, respectively	1,852,495	2,192,413
Class B preferred limited partners, 8,400,000 and 0 preferred units issued and outstanding, respectively	202,731	—
Accumulated other comprehensive loss	(1,815)	(1,828)
Noncontrolling interests	83,503	26,746
Total equity	2,086,095	2,166,802
Total liabilities and equity	$6,151,122	$6,320,379

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
REVENUES:
Crude Oil Logistics	$733,131	$505,142	$2,260,075	$1,666,884
Water Solutions	67,116	43,756	229,139	159,601
Liquids	690,034	529,504	2,070,015	1,439,088
Retail Propane	229,595	172,978	521,392	413,109
Refined Products and Renewables	3,394,206	2,596,534	12,200,923	9,342,702
Other	478	165	1,174	844
Total Revenues	5,114,560	3,848,079	17,282,718	13,022,228
COST OF SALES:
Crude Oil Logistics	690,236	464,428	2,113,747	1,572,015
Water Solutions	6,326	197	19,345	4,068
Liquids	663,208	502,895	1,982,552	1,334,116
Retail Propane	120,924	85,570	269,367	191,589
Refined Products and Renewables	3,369,488	2,545,527	12,150,497	9,219,721
Other	219	100	530	400
Total Cost of Sales	4,850,401	3,598,717	16,536,038	12,321,909
OPERATING COSTS AND EXPENSES:
Operating	93,572	82,517	330,857	307,925
General and administrative	31,762	28,489	109,451	116,566
Depreciation and amortization	60,285	62,929	252,712	223,205
Gain on disposal or impairment of assets, net	(94,071)	(5,744)	(105,313)	(209,177)
Revaluation of liabilities	15,116	6,717	20,716	6,717
Operating Income	157,495	74,454	138,257	255,083
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	694	1,358	7,964	3,084
Revaluation of investments	—	—	—	(14,365)
Interest expense	(48,321)	(45,162)	(199,570)	(150,478)
(Loss) gain on early extinguishment of liabilities, net	(722)	(6,163)	(23,201)	24,727
Other income, net	2,290	1,902	8,403	27,762
Income (Loss) Before Income Taxes	111,436	26,389	(68,147)	145,813
INCOME TAX (EXPENSE) BENEFIT	(524)	97	(1,458)	(1,939)
Net Income (Loss)	110,912	26,486	(69,605)	143,874
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(19)	(741)	(240)	(6,832)
LESS: NET INCOME ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	(1,291)	—	(1,030)	—
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	109,602	25,745	(70,875)	137,042
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(17,696)	(9,184)	(59,697)	(30,142)
LESS: NET INCOME ALLOCATED TO GENERAL PARTNER	(126)	(52)	(5)	(232)
LESS: REPURCHASE OF WARRANTS	—	—	(349)	—
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$91,780	$16,509	$(130,926)	$106,668
BASIC INCOME (LOSS) PER COMMON UNIT	$0.76	$0.14	$(1.08)	$0.99
DILUTED INCOME (LOSS) PER COMMON UNIT	$0.71	$0.14	$(1.08)	$0.95
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	121,271,959	114,131,764	120,991,340	108,091,486
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	146,868,349	120,198,802	120,991,340	111,850,621

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
	(in thousands)
Net income (loss)	$110,912	$26,486	$(69,605)	$143,874
Less: Net income attributable to noncontrolling interests	(19)	(741)	(240)	(6,832)
Less: Net income attributable to redeemable noncontrolling interests	(1,291)	—	(1,030)	—
Net income (loss) attributable to NGL Energy Partners LP	109,602	25,745	(70,875)	137,042
Interest expense	48,356	45,221	199,747	150,504
Income tax expense (benefit)	524	(97)	1,458	1,939
Depreciation and amortization	62,011	66,837	266,525	238,583
EBITDA	220,493	137,706	396,855	528,068
Net unrealized (gains) losses on derivatives	(968)	(2,601)	15,883	(3,338)
Inventory valuation adjustment (1)	4,594	(33,184)	11,033	7,368
Lower of cost or market adjustments	102	(2,122)	399	(1,283)
Gain on disposal or impairment of assets, net	(94,072)	(5,744)	(105,313)	(209,213)
Loss (gain) on early extinguishment of liabilities, net	722	6,163	23,201	(24,727)
Revaluation of investments	—	—	—	14,365
Equity-based compensation expense (2)	8,127	13,243	35,241	53,102
Acquisition expense (3)	131	232	263	1,771
Revaluation of liabilities (4)	15,007	12,761	20,607	12,761
Other (5)	1,785	(5,291)	10,081	2,443
Adjusted EBITDA	155,921	121,163	408,250	381,317
Less: Cash interest expense (6)	45,785	45,462	188,543	142,258
Less: Income tax expense (benefit)	524	(97)	1,458	1,939
Less: Maintenance capital expenditures	11,036	8,172	37,713	26,073
Less: Other (7)	—	—	549	19
Distributable Cash Flow	$98,576	$67,626	$179,987	$211,028

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended March 31, 2018. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Amounts for the quarter ended March 31, 2018 and year ended March 31, 2017 represent non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations. The amount for the year ended March 31, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline, an adjustment to inventory related to prior periods and accretion expense for asset retirement obligations. The amount for the quarter ended March 31, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline, adjustments for noncontrolling interests and accretion expense for asset retirement obligations.

(6)	Amount represents interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(7)	Amount represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended March 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$11,072	$(14,156)	$11,476	$146,672	$25,993	$(23,562)	$157,495
Depreciation and amortization	18,502	24,776	6,219	9,487	323	978	60,285
Amortization recorded to cost of sales	84	—	71	—	1,348	—	1,503
Net unrealized losses (gains) on derivatives	293	2,168	(3,340)	(89)	—	—	(968)
Inventory valuation adjustment	—	—	—	—	4,594	—	4,594
Lower of cost or market adjustments	—	—	504	—	(402)	—	102
(Gain) loss on disposal or impairment of assets, net	(103)	3,749	1	(90,213)	(7,513)	8	(94,071)
Equity-based compensation expense	—	—	—	—	—	8,127	8,127
Acquisition expense	—	—	—	—	—	131	131
Other income, net	436	1	5	275	118	1,455	2,290
Adjusted EBITDA attributable to unconsolidated entities	—	154	—	(69)	1,183	—	1,268
Adjusted EBITDA attributable to noncontrolling interest	—	(118)	—	(1,509)	—	—	(1,627)
Revaluation of liabilities	—	15,007	—	—	—	—	15,007
Other	1,620	185	21	(41)	—	—	1,785
Adjusted EBITDA	$31,904	$31,766	$14,957	$64,513	$25,644	$(12,863)	$155,921

	Three Months Ended March 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$11,352	$(18,549)	$10,160	$38,702	$53,181	$(20,392)	$74,454
Depreciation and amortization	19,648	25,045	5,848	11,195	325	868	62,929
Amortization recorded to cost of sales	100	—	196	—	1,434	—	1,730
Net unrealized (gains) losses on derivatives	(2,464)	50	(23)	(164)	—	—	(2,601)
Inventory valuation adjustment	—	—	—	—	(33,184)	—	(33,184)
Lower of cost or market adjustments	—	—	—	—	(2,122)	—	(2,122)
(Gain) loss on disposal or impairment of assets, net	(3,913)	6,398	(17)	(191)	(8,024)	3	(5,744)
Equity-based compensation expense	—	—	—	—	—	13,243	13,243
Acquisition expense	—	—	—	—	—	232	232
Other income (expense), net	177	(785)	6	165	164	2,175	1,902
Adjusted EBITDA attributable to unconsolidated entities	3,938	115	—	(39)	432	—	4,446
Adjusted EBITDA attributable to noncontrolling interest	—	(6,912)	—	(799)	—	—	(7,711)
Revaluation of liabilities	—	12,761	—	—	—	—	12,761
Other	720	89	19	—	—	—	828
Adjusted EBITDA	$29,558	$18,212	$16,189	$48,869	$12,206	$(3,871)	$121,163

	Year Ended March 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$122,904	$(24,231)	$(93,113)	$155,550	$56,740	$(79,593)	$138,257
Depreciation and amortization	80,387	98,623	24,937	43,692	1,294	3,779	252,712
Amortization recorded to cost of sales	338	—	282	—	5,479	—	6,099
Net unrealized losses (gains) on derivatives	2,766	13,694	(577)	—	—	—	15,883
Inventory valuation adjustment	—	—	—	—	11,033	—	11,033
Lower of cost or market adjustments	—	—	504	—	(105)	—	399
(Gain) loss on disposal or impairment of assets, net	(111,393)	6,863	117,516	(88,209)	(30,098)	8	(105,313)
Equity-based compensation expense	—	—	—	—	—	35,241	35,241
Acquisition expense	—	—	—	—	—	263	263
Other income, net	535	211	105	555	604	6,393	8,403
Adjusted EBITDA attributable to unconsolidated entities	11,507	579	—	822	4,308	—	17,216
Adjusted EBITDA attributable to noncontrolling interest	—	(737)	—	(1,894)	—	—	(2,631)
Revaluation of liabilities	—	20,607	—	—	—	—	20,607
Other	10,617	461	85	(1,082)	—	—	10,081
Adjusted EBITDA	$117,661	$116,070	$49,739	$109,434	$49,255	$(33,909)	$408,250

	Year Ended March 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(17,475)	$44,587	$43,252	$49,255	$222,546	$(87,082)	$255,083
Depreciation and amortization	54,144	101,758	19,163	42,966	1,562	3,612	223,205
Amortization recorded to cost of sales	384	—	781	—	5,663	—	6,828
Net unrealized (gains) losses on derivatives	(1,513)	(2,088)	216	47	—	—	(3,338)
Inventory valuation adjustment	—	—	—	—	7,368	—	7,368
Lower of cost or market adjustments	—	—	—	—	(1,283)	—	(1,283)
Loss (gain) on disposal or impairment of assets, net	10,704	(85,560)	92	(287)	(134,125)	(1)	(209,177)
Equity-based compensation expense	—	—	—	—	—	53,102	53,102
Acquisition expense	—	—	—	—	—	1,771	1,771
Other (expense) income, net	(412)	739	73	504	19,263	7,595	27,762
Adjusted EBITDA attributable to unconsolidated entities	11,589	106	—	(427)	3,975	—	15,243
Adjusted EBITDA attributable to noncontrolling interest	—	(9,210)	—	(1,241)	—	—	(10,451)
Revaluation of liabilities	—	12,761	—	—	—	—	12,761
Other	1,996	368	79	—	—	—	2,443
Adjusted EBITDA	$59,417	$63,461	$63,656	$90,817	$124,969	$(21,003)	$381,317

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	11,038	9,374	39,626	34,212
Crude oil transported on owned pipelines (barrels)	9,278	4,755	33,454	6,365
Crude oil storage capacity - owned and leased (barrels) (1)			6,159	7,024
Crude oil inventory (barrels) (1)			1,219	2,844

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	257,148	211,448	235,713	208,649
Permian Basin	317,480	192,456	289,360	184,702
DJ Basin	112,594	85,845	113,771	68,253
Other Basins	73,300	46,254	68,466	40,185
Total	760,522	536,003	707,310	501,789
Solids processed (barrels per day)	6,594	4,319	5,662	3,056
Skim oil sold (barrels per day)	4,071	2,827	3,210	1,989

Liquids:
Propane sold (gallons)	479,454	453,586	1,361,173	1,267,076
Butane sold (gallons)	136,310	108,728	544,750	456,586
Other products sold (gallons)	103,649	86,914	400,405	343,365
Liquids storage capacity - owned and leased (gallons) (1)			438,968	358,537
Propane inventory (gallons) (1)			48,928	48,351
Butane inventory (gallons) (1)			15,385	9,438
Other products inventory (gallons) (1)			5,822	6,426

Retail Propane:
Propane sold (gallons)	86,657	71,666	204,145	177,599
Distillates sold (gallons)	13,403	12,496	30,491	30,001
Propane inventory (gallons) (1)			7,526	8,180
Distillates inventory (gallons) (1)			1,051	1,148

Refined Products and Renewables:
Gasoline sold (barrels)	30,550	25,727	108,427	91,004
Diesel sold (barrels)	12,228	11,402	56,020	49,817
Ethanol sold (barrels)	546	1,414	3,438	4,605
Biodiesel sold (barrels)	407	465	2,079	2,413
Refined Products and Renewables storage capacity - leased (barrels) (1)			9,911	9,419
Gasoline inventory (barrels) (1)			3,367	2,993
Diesel inventory (barrels) (1)			1,419	1,464
Ethanol inventory (barrels) (1)			701	727
Biodiesel inventory (barrels) (1)			261	471

(1)	Information is presented as of March 31, 2018 and March 31, 2017, respectively, in the year-to-date columns above.